Exhibit 99.1

Contact: Sandy Rowland
203.328.3500
sandy.rowland@harman.com

HARMAN Reports Third Quarter Fiscal Year 2014 Results

•	Net sales climb 32% to $1.4 billion; China sales up 60%

•	Non-GAAP operating income up 63% to $108 million and EPS up 41% to $1.12

•	Raises full year revenue guidance by $175 million to $5.275 billion and non-GAAP EPS from ~$4.16 to ~$4.36

STAMFORD, CT, May 1, 2014 – Harman International Industries, Incorporated (NYSE: HAR), the leading global infotainment and audio group, today announced results for the third quarter ended March 31, 2014.

Net sales for the third quarter were $1.404 billion, an increase of 32 percent compared to the same period last year, as all three of the Company’s divisions reported increased sales. Infotainment net sales were up due to higher automotive production and take rates. Lifestyle growth was driven by one large order from a mobile telecommunications customer and accelerated sales of new products launched earlier in the year in the home and multimedia business, and an increase in automotive production in the car audio business. Professional net sales increased as a result of the expansion of the Company’s product portfolio into lighting.

On a GAAP basis, third quarter operating income was $101 million, compared to $38 million in the same period last year, and earnings per diluted share were $1.05 for the quarter compared to $0.50. Excluding restructuring and non-recurring charges, third quarter non-GAAP operating income was $108 million, compared to $66 million in the same period last year. On the same non-GAAP basis, earnings per diluted share were $1.12 for the quarter compared to $0.79 in the same period last year.

“We are extremely pleased that, for the third consecutive quarter, all three of our divisions reported double-digit top-line growth, facilitating a 42 percent improvement in EBITDA,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “In our automotive businesses, we are capitalizing on robust demand for an embedded connected car experience and a more favorable production environment. There is pent up demand, particularly in Europe, which we expect will stabilize in the coming quarters. In our other businesses, we continue to gain traction with our award-winning innovative products and the expansion of our distribution channels globally. As a result of our continued success and the current positive trends in automotive industry, we have increased our revenue and EPS forecast for a second time this year.”

FY 2014 Key Figures – Total Company	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	9M FY14	9M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,404	1,062	32%	31%	3,904	3,116	25%	23%
Gross profit	365	269	36%	34%	1,066	819	30%	28%
Percent of net sales	26.0%	25.4%			27.3%	26.3%
SG&A & Other	263	231	14%	13%	793	634	25%	23%
Operating income	101	38	165%	169%	273	186	47%	46%
Percent of net sales	7.2%	3.6%			7.0%	6.0%
EBITDA	134	71	88%	89%	370	278	33%	32%
Percent of net sales	9.6%	6.7%			9.5%	8.9%
Net Income	73	35	110%	108%	191	137	40%	37%
Diluted earnings per share	1.05	0.50	110%	108%	2.74	1.97	39%	37%
Restructuring-related costs	7	28			37	17
Non-GAAP[1]
Gross profit	367	273	34%	33%	1,071	824	30%	28%
Percent of net sales	26.1%	25.7%			27.4%	26.4%
SG&A & Other	259	207	25%	25%	762	622	23%	21%
Operating income	108	66	63%	61%	309	202	53%	51%
Percent of net sales	7.7%	6.2%			7.9%	6.5%
EBITDA	139	98	42%	40%	401	292	37%	35%
Percent of net sales	9.9%	9.2%			10.3%	9.4%
Net Income	78	55	41%	37%	221	151	46%	42%
Diluted earnings per share	1.12	0.79	41%	37%	3.16	2.17	46%	42%
Shares outstanding – diluted (in millions)	70	70			70	70

[1]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the third quarter of fiscal 2014 increased 43 basis points to 26.1 percent. The improvement was primarily due to the impact of higher sales volume on fixed production costs and favorable product mix in the Infotainment Division, partially offset by lower gross margin in the Lifestyle Division due to a change in product mix.

In the third quarter of fiscal 2014, SG&A and Other expense as a percentage of net sales decreased 103 basis points to 18.4 percent on a non-GAAP basis. The improvement was primarily related to operating leverage from higher sales.

Fiscal 2014 Outlook

HARMAN today raised its financial outlook for fiscal 2014. The Company now forecasts global revenue of ~$5.275 billion, non-GAAP EBITDA of ~$550 million and earnings per share of ~$4.36.

FY’14 Guidance	Sales	EBITDA*	EPS*
—Revised May 1, 2014—	~$5.275 billion	~$550 million	~$4.36[1]
—Revised Jan 30, 2014—	~$5.100 billion	~$535 million	~$4.16[1]
—Aug 8, 2013—	~$4.700 billion	~$490 million	~$3.85[2]

*	Non-GAAP, excluding restructuring and non-recurring items
[1]	Assumes outstanding share count of 70 million shares
[2]	Assumes outstanding share count of 67 million shares

Investor Call Today, May 1, 2014

At 11:00 a.m. EDT today, HARMAN’s management will host an analyst and investor conference call to discuss the third quarter results. Those who want to participate via audio in the earnings conference call should dial 1 (800) 785 8944 (U.S.) or +1 (212) 231 2928 (International) ten minutes before the call and reference HARMAN, Access Code: 21713193.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal third quarter earnings release and supporting materials were posted on the site at approximately 8:00 a.m. EDT, Thursday, May 1, 2014.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through August 1, 2014 at 1:00 p.m. EDT. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21713193. If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN (www.harman.com) designs, manufactures, and markets a wide range of infotainment and audio solutions for the automotive, consumer, and professional markets. It is a recognized world leader across its customer segments with premium brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, and Mark Levinson® and leading-edge connectivity, safety and audio technologies. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of 15,200 people across the Americas, Europe, and Asia and reported sales of $5.1 billion for the last twelve months ended March 31, 2014. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability in its infotainment division if there are delays in its product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) the Company’s ability to successfully implement its global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of its manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in the Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. To validate these awards, the Company uses various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. The Company updates the estimates and awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

HAR-E

APPENDIX

Infotainment Division

FY 2014 Key Figures – Infotainment	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	9M FY14	9M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	736	569	29%	26%	2,066	1,669	24%	20%
Gross profit	158	110	44%	41%	464	351	32%	28%
Percent of net sales	21.4%	19.3%			22.5%	21.0%
SG&A & Other	97	88	10%	8%	309	255	21%	17%
Operating income	60	21	184%	175%	155	96	62%	58%
Percent of net sales	8.2%	3.7%			7.5%	5.8%
EBITDA	77	38	105%	99%	204	143	43%	39%
Percent of net sales	10.5%	6.6%			9.9%	8.5%
Restructuring-related costs	3	11			23	11
Non-GAAP[1]
Gross profit	160	110	46%	43%	469	351	34%	30%
Percent of net sales	21.7%	19.3%			22.7%	21.0%
SG&A & Other	96	77	25%	24%	290	244	19%	15%
Operating income	63	32	95%	87%	179	107	67%	62%
Percent of net sales	8.6%	5.7%			8.7%	6.4%
EBITDA	78	49	59%	54%	223	154	45%	41%
Percent of net sales	10.6%	8.6%			10.8%	9.2%

[1]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2014 were $736 million, an increase of 29 percent compared to the prior year, or 26 percent excluding the impact of foreign currency translation. The increase in sales was due to higher automotive production, the expansion of the Company’s recent production launches across car lines, and higher take rates.

On a non-GAAP basis in the third quarter of fiscal 2014, gross margin increased 244 basis points to 21.7 percent compared to the same period in the prior year primarily due to the impact of improved leverage on fixed production costs, benefits from footprint migration restructuring initiatives, and an increased mix of scalable infotainment systems. SG&A spending decreased 45 basis points to 13.1 percent of net sales primarily due to improved operating leverage on higher sales.

Infotainment Division Highlights

During the quarter, HARMAN expanded recent platform launches across additional car lines, secured new business awards, and successfully commenced production on new programs globally.

BMW expanded the NBT infotainment system across additional car lines. In addition, Daimler extended the NTG5 infotainment solution previously launched in the Mercedes S-Class flagship vehicle into their C- and V-Class vehicles. The Company also successfully launched programs across a number of VW Group vehicles, including the Audi TT, the Porsche Macan and 911 Targa, and the Lamborghini Huracan.

HARMAN won an award to equip Scion vehicles with a Gen II infotainment system in North America. Toyota Europe also awarded HARMAN follow-on business to supply infotainment solutions across its car models.

At the Geneva Motor Show in March, a number of automotive manufacturers launched new vehicles featuring HARMAN technology. HARMAN also continued its global roll-out of advanced solutions for the connected car with its next-generation scalable infotainment platform based on innovative system architecture that offers rapid development of connected car apps and advanced safety features while protecting the integrity of the system against cyber security threats. The new platform offers an HTML-5 based application environment which paves the way for an app ecosystem for embedded infotainment. In addition, the new platform enhances security with hypervisor-based domain separation securing critical vehicle functions from errant or malicious software. This solution provides a foundation to support the future of autonomous driving.

HARMAN has started integrating smart apps like Apple CarPlay™ and Google Automotive Link™ into its embedded infotainment solutions.

Lifestyle Division

FY 2014 Key Figures – Lifestyle	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	9M FY14	9M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	468	327	43%	43%	1,232	991	24%	23%
Gross profit	131	98	33%	33%	374	295	27%	26%
Percent of net sales	27.9%	29.9%			30.4%	29.7%
SG&A & Other	79	75	6%	5%	230	184	25%	24%
Operating income	51	23	119%	128%	144	111	30%	30%
Percent of net sales	11.0%	7.2%			11.7%	11.2%
EBITDA	60	33	83%	87%	169	137	23%	23%
Percent of net sales	12.8%	10.0%			13.7%	13.8%
Restructuring-related costs	2	15			8	4
Non-GAAP[1]
Gross profit	131	99	32%	31%	374	297	26%	25%
Percent of net sales	27.9%	30.3%			30.4%	30.0%
SG&A & Other	78	61	28%	27%	223	182	22%	21%
Operating income	53	39	38%	38%	151	115	32%	31%
Percent of net sales	11.4%	11.8%			12.3%	11.6%
EBITDA	62	47	32%	32%	176	139	26%	25%
Percent of net sales	13.2%	14.3%			14.3%	14.0%

[1]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2014 were $468 million, an increase of 43 percent compared to same period in the prior year. The growth in the home and multimedia business was primarily due to one large order from a mobile telecommunications customer and accelerated sales of new products launched earlier in the year. The growth in the car audio business was primarily driven by an increase in automotive production and higher take rates.

On a non-GAAP basis in the third quarter of fiscal 2014, gross margin decreased by 238 basis points to 27.9 percent compared to the same period in the prior year primarily due to a higher proportion of revenue coming from the home and multimedia business versus the higher margin car audio business. SG&A expense as a percentage of sales decreased by 197 basis points to 16.6 percent primarily due to improved operating leverage.

Lifestyle Division Highlights

The Lifestyle Division continued to gain momentum with its award-winning home and multimedia and car audio solutions. During the quarter, HARMAN entered into an agreement with Softbank (Japan), including its subsidiaries Sprint (U.S.A.), Trikomsel (Indonesia), and Brightstar (worldwide). Softbank is exclusively selling the newly designed Harman Kardon® Onyx Studio™ portable wireless speaker to its customers globally. The Onyx Studio™ is now the third HARMAN product to exceed one million units shipped.

HARMAN also received 19 Red Star (China), 13 iF (Germany), and eight CES (USA) design and innovation awards for its home and multimedia products. In February, the Company opened a new retail flagship store in Moscow. The Company also has flagship stores in Beijing, New York, Seoul, and Shanghai.

In addition, HARMAN secured new and follow-on car audio awards from Chrysler, Lexus, Toyota, as well as Chinese automakers Brilliance, Great Wall and Dongfeng. Building on its award to provide a high-end Revel audio solution for Ford’s Lincoln vehicles, HARMAN won its first order for HALOsonic External Electronic Sound Synthesis, or eESS. HALOsonic eESS generates engine sounds for ultra-quiet electric vehicles, helping to create a safer environment for other drivers and pedestrians.

Chrysler presented HARMAN with its 2013 Innovation Award for the outstanding performance of the HALOsonic Engine Order Cancellation (EOC) technology. Frost & Sullivan also recognized the Company with its prestigious 2014 Global Product Leadership Award for Premium Automotive Audio. Finally, both Clari-Fi™ and QuantumLogic Surround 3D® each won Plus X Awards for Innovation and High Quality.

HARMAN continued to roll-out its proprietary Clari-Fi™ technology. Previously branded as Signal Doctor™, Clari-Fi™ leverages HARMAN’s expertise in music recording, signal processing and psycho-acoustics to restore the full sound that is forfeited during the compression process. Clari-Fi™ has been launched in the Company’s JBL Authentics product line and debuted in the automotive market in the new Lexus NX vehicle. It is also an integral part of the new HTC One M8 Harman Kardon edition smart phone launched by Sprint in North America earlier this week.

Professional Division

FY 2014 Key Figures – Professional	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	9M FY14	9M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	200	165	21%	23%	605	453	34%	35%
Gross profit	76	61	25%	26%	227	172	32%	33%
Percent of net sales	38.1%	37.0%			37.6%	38.1%
SG&A & Other	52	40	28%	28%	151	112	35%	35%
Operating income	25	21	19%	22%	77	60	27%	30%
Percent of net sales	12.4%	12.6%			12.7%	13.3%
EBITDA	30	25	19%	22%	92	71	30%	32%
Percent of net sales	14.9%	15.2%			15.2%	15.6%
Restructuring-related costs	1	2			3	1
Non-GAAP[1]
Gross profit	76	64	20%	21%	228	175	30%	31%
Percent of net sales	38.1%	38.4%			37.7%	38.6%
SG&A & Other	50	41	23%	23%	148	113	31%	31%
Operating income	26	22	16%	18%	80	62	30%	32%
Percent of net sales	13.0%	13.6%			13.2%	13.6%
EBITDA	31	27	16%	18%	95	72	32%	34%
Percent of net sales	15.5%	16.2%			15.7%	15.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter of fiscal 2014 were $200 million, an increase of 21 percent compared to the prior year or 23 percent excluding foreign currency translation. The increase in net sales is primarily due to the expansion of the Company’s product portfolio into lighting as a result of the acquisition of Martin Professional.

On a non-GAAP basis in the third quarter of fiscal 2014, gross margin decreased 30 basis points to 38.1 percent compared to the prior year primarily related to new product introduction launch costs. SG&A expense as a percentage of sales increased 33 basis points to 25.2 percent due to integration costs related to acquisitions.

Professional Division Highlights

The Professional Division continued to experience robust demand for its audio and lighting products for use at live entertainment events and fixed venue installations worldwide.

In the third quarter, the Company’s audio and lighting system solutions were installed at FirstEnergy Stadium, home of the Cleveland Browns, and the new Marassi Civic Center in Egypt. The Company’s systems were installed as upgrades for numerous other entertainment, hospitality and transportation facilities, such as the San Francisco Muni Public Transit System.

HARMAN’s Professional products powered a wide range of high-profile televised award shows, special events music festivals, and tours. These included the 47th Annual Super Bowl Halftime Show, the NBA All-Star Game Concert, and the GRAMMY Awards. In Brazil, HARMAN audio systems were also utilized at world-renowned Carnival events in key cities such as Rio de Janeiro and Sao Paulo.

HARMAN’s Professional Division launched 50 new products during the third quarter. At the annual National Association of Music Merchants (NAMM) trade show, the Company’s recently-launched AKG and JBL products won Technical Excellence & Creativity Awards.

Other (Corporate)

FY 2014 Key Figures – Other	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	9M FY14	9M FY13	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	35	28	27%	27%	104	82	26%	26%
Restructuring-related costs	1	0			2	0
Non-GAAP[1]
SG&A & Other	34	28	24%	24%	101	82	23%	23%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with the Company’s brand identity campaign. SG&A expenses as a percentage of the Company’s net sales decreased by 17 basis points to 2.4%.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net sales	$1,404,235	$1,061,772	$3,904,064	$3,115,607
Cost of sales	1,039,462	792,577	2,838,192	2,296,372
Gross profit	364,773	269,195	1,065,872	819,235
Selling, general and administrative expenses	263,340	230,933	793,201	633,500
Operating income	101,433	38,262	272,671	185,735
Other expenses:
Interest expense, net	2,111	1,614	5,936	11,296
Foreign exchange losses (gains), net	774	(1,645)	4,745	(506)
Miscellaneous, net	2,682	1,174	5,803	3,783
Income before income taxes	95,866	37,119	256,187	171,162
Income tax expense, net	22,369	2,207	64,515	34,206
Equity in net loss of unconsolidated subsidiaries	112	39	206	39

Net income	$73,385	$34,873	$191,466	$136,917

Earnings per share:
Basic	$1.06	$0.50	$2.77	$1.99
Diluted	$1.05	$0.50	$2.74	$1.97
Weighted average shares outstanding:
Basic	68,939	69,109	69,067	68,932
Diluted	69,888	69,892	69,877	69,676

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	March 31, 2014	June 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$566,873	$454,258
Short-term investments	0	10,008
Receivables, net	932,881	722,711
Inventories	654,997	549,831
Other current assets	332,039	352,244
Total current assets	2,486,790	2,089,052
Property, plant and equipment, net	445,100	425,182
Goodwill	257,592	234,342
Deferred tax assets, long-term, net	240,857	260,749
Other assets	237,963	226,360

Total assets	$3,668,302	$3,235,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$33,750	$30,000
Short-term debt	15,475	4,930
Accounts payable	664,735	498,055
Accrued liabilities	497,458	402,704
Accrued warranties	157,973	128,411
Income taxes payable	23,008	13,414
Total current liabilities	1,392,399	1,077,514
Long-term debt	228,785	255,043
Pension liability	172,358	167,687
Other non-current liabilities	107,585	90,570
Total liabilities	1,901,127	1,590,814
Total shareholders’ equity	1,767,175	1,644,871

Total liabilities and shareholders’ equity	$3,668,302	$3,235,685

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31, 2014
	GAAP	Adjustments	Non-GAAP
Net sales	$1,404,235	$0	$1,404,235
Cost of sales	1,039,462	(2,110)[a]	1,037,352
Gross profit	364,773	2,110	366,883
Selling, general and administrative expenses	263,340	(4,535)[b]	258,805
Operating income	101,433	6,645	108,078
Other expenses:
Interest expense, net	2,111	0	2,111
Foreign exchange losses, net	774	0	774
Miscellaneous, net	2,682	0	2,682
Income before income taxes	95,866	6,645	102,511
Income tax expense, net	22,369	1,987 [c]	24,356
Equity in net loss of unconsolidated subsidiaries	112	0	112

Net income	$73,385	$4,658	$78,043

Earnings per share:
Basic	$1.06	$0.07	$1.13
Diluted	$1.05	$0.07	$1.12
Weighted average shares outstanding:
Basic	68,939		68,939
Diluted	69,888		69,888

a)	Restructuring expense in Cost of Sales was $2.1 million for projects to increase manufacturing productivity
b)	Restructuring expense in SG&A was $2.6 million primarily due to projects to increase productivity in engineering and administrative functions; other non-recurring expense included in SG&A was $1.9 million.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Nine Months Ended March 31, 2014
	GAAP	Adjustments	Non-GAAP
Net sales	$3,904,064	$0	$3,904,064
Cost of sales	2,838,192	(5,543)[a]	2,832,649
Gross profit	1,065,872	5,543	1,071,415
Selling, general and administrative expenses	793,201	(30,990)[b]	762,211
Operating income	272,671	36,533	309,204
Other expenses:
Interest expense, net	5,936	0	5,936
Foreign exchange losses, net	4,745	0	4,745
Miscellaneous, net	5,803	0	5,803
Income before income taxes	256,187	36,533	292,720
Income tax expense, net	64,515	7,137 [c]	71,652
Equity in net loss of unconsolidated subsidiaries	206	0	206

Net income	$191,466	$29,396	$220,862

Earnings per share:
Basic	$2.77	$0.43	$3.20
Diluted	$2.74	$0.42	$3.16
Weighted average shares outstanding:
Basic	69,067		69,067
Diluted	69,877		69,877

a)	Restructuring expense in Cost of Sales was $6.1 million due to projects to increase productivity in manufacturing; other non- recurring expense included in Cost of Sales was income of $0.6 million.
b)	Restructuring expense in SG&A was $27.6 million primarily due to projects to increase productivity in engineering and administrative functions; other non-recurring expense in SG&A was 3.4 million.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$1,061,772	$0	$1,061,772
Cost of sales	792,577	(3,659)[a]	788,918
Gross profit	269,195	3,659	272,854
Selling, general and administrative expenses	230,933	(24,328)[b]	206,605
Operating income	38,262	27,987	66,249
Other expenses:
Interest expense, net	1,614	0	1,614
Foreign exchange (gains), net	(1,645)	0	(1,645)
Miscellaneous, net	1,174	0	1,174
Income before income taxes	37,119	27,987	65,106
Income tax expense, net	2,207	7,676 [c]	9,883
Equity in net loss of unconsolidated subsidiaries	39	0	39

Net income	$34,873	$20,311	$55,184

Earnings per share:
Basic	$0.50	$0.29	$0.80
Diluted	$0.50	$0.29	$0.79
Weighted average shares outstanding:
Basic	69,109		69,109
Diluted	69,892		69,892

a)	Restructuring expense in Cost of Sales was $3.7 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $24.3 million primarily due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring \ non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Nine Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$3,115,607	$0	$3,115,607
Cost of sales	2,296,372	(4,654)[a]	2,291,718
Gross profit	819,235	4,654	823,889
Selling, general and administrative expenses	633,500	(11,872)[b]	621,628
Operating income	185,735	16,526	202,261
Other expenses:
Interest expense, net	11,296	(1,128)	10,168
Foreign exchange (gains), net	(506)	0	(506)
Miscellaneous, net	3,783	(26)	3,757
Income before income taxes	171,162	17,680	188,842
Income tax expense, net	34,206	3,612 [c]	37,818
Equity in net loss of unconsolidated subsidiaries	39	0	39

Net income	$136,917	$14,068	$150,985

Earnings per share:
Basic	$1.99	$0.20	$2.19
Diluted	$1.97	$0.20	$2.17
Weighted average shares outstanding:
Basic	68,932		68,932
Diluted	69,676		69,676

a)	Restructuring expense in Cost of Sales was $4.7 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $24.4 million primarily due to projects to increase productivity in engineering and administrative functions; other non-recurring income in SG&A was $12.5 million due to the release of contingent consideration related to the acquisition of MWM Acoustics.
c)	The tax benefits are calculated by multiplying the actual restructuring \ non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	101,433	6,645	108,078	38,262	27,987	66,249
Depreciation & Amortization	33,063	(2,086)	30,977	33,151	(1,226)	31,925
EBITDA	134,496	4,559	139,055	71,413	26,761	98,174
INFOTAINMENT:
Operating Income	60,313	2,894	63,207	21,208	11,235	32,443
Depreciation & Amortization	16,611	(2,087)	14,524	16,377	0	16,377
EBITDA	76,924	807	77,731	37,585	11,235	48,820
LIFESTYLE:
Operating Income	51,381	1,801	53,182	23,431	15,082	38,513
Depreciation & Amortization	8,635	0	8,635	9,445	(1,215)	8,230
EBITDA	60,016	1,801	61,817	32,876	13,867	46,743
PROFESSIONAL:
Operating Income	24,813	1,150	25,963	20,794	1,668	22,462
Depreciation & Amortization	5,104	1	5,105	4,339	(11)	4,328
EBITDA	29,917	1,151	31,068	25,133	1,657	26,790

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Nine Months Ended March 31, 2014			Nine Months Ended March 31, 2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	272,671	36,533	309,204	185,735	16,526	202,261
Depreciation & Amortization	97,302	(5,541)	91,761	91,994	(2,222)	89,772
EBITDA	369,973	30,992	400,965	277,729	14,304	292,033
INFOTAINMENT:
Operating Income	155,431	23,479	178,910	96,132	10,941	107,073
Depreciation & Amortization	48,851	(4,823)	44,028	46,432	0	46,432
EBITDA	204,282	18,656	222,938	142,564	10,941	153,505
LIFESTYLE:
Operating Income	143,725	7,510	151,235	110,522	4,240	114,762
Depreciation & Amortization	25,091	(621)	24,470	26,511	(2,148)	24,363
EBITDA	168,816	6,889	175,705	137,033	2,092	139,125
PROFESSIONAL:
Operating Income	76,697	3,220	79,917	60,307	1,346	61,653
Depreciation & Amortization	15,020	(97)	14,923	10,466	(74)	10,392
EBITDA	91,717	3,123	94,840	70,773	1,272	72,045

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	March 31, 2014
$ millions
Cash & cash equivalents	$567
Short-term investments	0
Available credit under Revolving Credit Facility	746

Total liquidity	$1,313